Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT:	Stephen G. Rutledge	RELEASE DATE: April 27, 2005
Senior Vice President, CFO and Chief Investment Officer
(334) 613-4500

ALFA CORPORATION REPORTS FIRST QUARTER 2005 RESULTS

Montgomery, Alabama (April 27, 2005) — Alfa Corporation (Nasdaq/NM:ALFA) today announced financial results for the three months ended March 31, 2005. Operating income for the quarter was $20,844,146, or $0.26 per diluted share, compared with operating income of $24,529,610, or $0.30 per diluted share, for the first quarter of 2004, a decrease of 15.1% on a per share basis. Net income, which includes net realized investment gains and losses, was $21,570,344, or $0.27 per diluted share, for the first quarter of 2005 compared with $25,476,887, or $0.32 per diluted share, for the first quarter of 2004, a decrease of 15.4%. Premiums and policy charges for the first quarter of 2005 increased 11.2% to $154,778,156.

As previously announced, Alfa’s results for the first quarter of 2005 were affected by losses from a series of thunderstorms that struck Alabama and Mississippi. These thunderstorms produced wind and hail, which caused damage to both automobiles and homes, generating claims of more than $20 million for the Alfa Group. The impact of these claims on Alfa Corporation’s first quarter earnings, after reinsurance and taxes, was $0.09 per diluted share. There were no such storm losses in the year-earlier period when Alfa reported record operating income.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “We have had a very successful quarter despite the substantial impact from a series of spring storms that occurred in both February and March. Offsetting some of the negative impact of the storm activity was an outstanding core loss ratio of 57%. In addition, our top-line growth increased nicely as a result of the inclusion of Alfa Virginia Mutual in our inter-company pooling agreement and the acquisition of Alfa Vision Insurance Group, the most recent addition to the Alfa Family. These are two great management teams, and we believe these companies will continue to make positive contributions to our financial results. Even considering the impact of the latest rounds of storms, we think we’ve laid a solid foundation for the remainder of 2005.”

Alfa Corporation will host a conference call today at 10:30 a.m. Eastern time. Investors and other interested parties may access the teleconference by calling 1-800-946-0782, or via links located on Alfa’s web site: www.alfains.com. A 30-day Internet replay of the call will also be available from Alfa’s web site.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

For unaudited quarterly financial statements for the first quarter ended March 31, 2005, along with additional information, click here: http://www.irinfo.com/alfa/1q05fsm.pdf.

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Alfa Corporation Reports First Quarter 2005 Results

April 27, 2005

ALFA CORPORATION

Financial Highlights

(Unaudited)

	Three Months Ended March 31,
	2005	2004	Change
Premiums and Policy Charges	$154,778,156	$139,180,803	11.21%
Net Investment Income	22,975,156	21,901,161	4.90%
Other Income	877,326	916,767	(4.30%)

Total Revenues	178,630,638	161,998,731	10.27%
Total Expenses	151,298,562	127,594,854	18.58%

Income Before Provision for Income Taxes	27,332,076	34,403,877	(20.56%)
Provision for Income Taxes	6,487,930	9,874,267	(34.29%)

Operating Income*	20,844,146	24,529,610	(15.02%)
Realized Investment Gains, Net of Tax	726,198	947,277	(23.34%)

Net Income	$21,570,344	$25,476,887	(15.33%)

Operating Income Per Share*
Basic	$0.26	$0.31	(15.10%)
Diluted	$0.26	$0.30	(15.05%)
Net Income Per Share
Basic	$0.27	$0.32	(15.41%)
Diluted	$0.27	$0.32	(15.36%)
Average Number of Shares Outstanding
Basic	80,165,952	80,097,071
Diluted	80,680,958	80,652,201

*	Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies—including political, economic, regulatory, climatic, competitive, legal, and technological - any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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